EXHIBIT 23.1

The accompanying financial statements give effect to a series of transactions in which Chrysler Group LLC is converted from a limited liability company into a corporation and renamed Chrysler Group Corporation, and Fiat North America LLC is merged with and into Chrysler Group Corporation, with Chrysler Group Corporation surviving the merger, which will take place prior to the effective date of the registration statement. The following consent is the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the series of transactions as described in Note 25 of the Consolidated Financial Statements and assuming that from September 23, 2013 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

September 23, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated September 23, 2013, except as to Note 25, which is as of                     , relating to the financial statements of Chrysler Group Corporation and consolidated subsidiaries (the “Company”) and the Company’s predecessor, Chrysler Group LLC and consolidated subsidiaries, appearing in the prospectus, which is part of this registration statement, and of our report dated September 23, 2013, relating to the financial statement schedule appearing elsewhere in the registration statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

Detroit, Michigan

September 23, 2013

(except as to Note 25, as to which the date is                             )